Exhibit 10.1

SALE AND CONTRIBUTION AGREEMENT

Dated as of October 21, 2020

among

VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO,

as Originators,

ENLINK MIDSTREAM OPERATING, LP,

as Servicer,

and

ENLINK MIDSTREAM FUNDING, LLC,

as Buyer

Clause	Subject Matter	Page

ARTICLE I AGREEMENT TO PURCHASE AND SELL 2

SECTION 1.1	Agreement To Purchase and Sell	2
SECTION 1.2	Timing of Purchases	3
SECTION 1.3	Consideration for Purchases	3
SECTION 1.4	Sale and Contribution Termination Date	3
SECTION 1.5	Intention of the Parties	3

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-ii-

Clause	Subject Matter	Page

ARTICLE X MISCELLANEOUS 34

SECTION 10.1	Amendments, etc	34
SECTION 10.2	Notices, etc	34
SECTION 10.3	No Waiver; Cumulative Remedies	34
SECTION 10.4	Binding Effect; Assignability	35
SECTION 10.5	Governing Law	35
SECTION 10.6	Costs, Expenses and Taxes	35
SECTION 10.7	SUBMISSION TO JURISDICTION	36
SECTION 10.8	WAIVER OF JURY TRIAL	36
SECTION 10.9	Captions and Cross References; Incorporation by Reference	36
SECTION 10.10	Execution in Counterparts	37
SECTION 10.11	Acknowledgment and Agreement	37
SECTION 10.12	No Proceeding	37
SECTION 10.13	Mutual Negotiations	37
SECTION 10.14	Limited Recourse	37
SECTION 10.15	Severability	37
SCHEDULES

Schedule I	List and Location of Each Originator
Schedule II	Location of Books and Records of the Originators
Schedule III	Legal Names
Schedule IV	Notice Addresses

EXHIBITS

Exhibit A	Form of Purchase Report
Exhibit B	Form of Intercompany Loan Agreement
Exhibit C	Form of Joinder Agreement

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This SALE AND CONTRIBUTION AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of October 21, 2020 is entered into among the VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO (the “Originators” and each, an “Originator”), ENLINK MIDSTREAM OPERATING, LP, a Delaware limited partnership, as initial Servicer (as defined below) (“EMO”), and ENLINK MIDSTREAM FUNDING, LLC, a Delaware limited liability company (the “Buyer”).

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Article I of the Receivables Financing Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”), among the Buyer, as borrower, EMO, as initial Servicer (in such capacity, the “Servicer”), the Persons from time to time party thereto as Lenders, PNC Bank, National Association, as Administrative Agent and PNC Capital Markets LLC, as Structuring Agent. All references hereto to months are to calendar months unless otherwise expressly indicated. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or”, and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

BACKGROUND

1.       The Buyer is a special purpose limited liability company, all of the issued and outstanding shares of which are owned by EnLink NGL Marketing, LP, a Texas limited partnership (“Contributing Originator”).

2.       The Originators generate Receivables in the ordinary course of their businesses.

3.       The Originators wish to sell and/or, in the case of the Contributing Originator, contribute Receivables and the Related Rights to the Buyer, and the Buyer is willing to purchase and/or accept such Receivables and the Related Rights from the Originators, on the terms and subject to the conditions set forth herein.

4.       The Originators and the Buyer intend each such transaction to be a true sale and/or, in the case of Contributing Originator, an absolute contribution and conveyance of Receivables and the Related Rights by each Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and the Originators and the Buyer do not intend the transactions hereunder to be characterized as a loan from the Buyer to any Originator.

5.       The Buyer intends to pledge the Receivables and the Related Rights to the Administrative Agent pursuant to the Receivables Financing Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Sale and Contribution Agreement

ARTICLE I

AGREEMENT TO PURCHASE AND SELL

SECTION 1.1 Agreement To Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, agrees to sell to the Buyer, and the Buyer agrees to purchase from such Originator, from time to time on or after the Closing Date, but before the Sale and Contribution Termination Date (as defined in Section 1.4), all of such Originator’s right, title and interest in and to:

(a)        each Receivable (other than Contributed Receivables as defined in Section 3.1(a)) of such Originator that existed and was owing to such Originator at the closing of such Originator’s business on the Cut-Off Date (as defined below);

(b)        each Receivable (other than Contributed Receivables) generated by such Originator from and including the Cut-Off Date to but excluding the Sale and Contribution Termination Date;

(c)        all of such Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;

(d)        all instruments and chattel paper that may evidence such Receivable;

(e)        all other letter of credit rights, security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(f)        solely to the extent applicable to such Receivable, all of such Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(g)        all books and records of such Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and all Collection Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC); and

(h)        all Collections and other proceeds (as defined in the UCC) of any of the foregoing that are or were received by such Originator on or after the Cut-Off Date, including, without limitation, all funds which either are received by such Originator, the Buyer or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of any of the above Receivables or are applied to such amounts owed by the Obligors (including, without limitation, any insurance payments that such Originator, the Buyer or the Servicer applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of Returned Goods or other collateral of the Obligors in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables).

All purchases and contributions hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Originators set forth in this Agreement. No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Buyer hereunder, and any such assumption is expressly disclaimed. The property, proceeds and rights described in clauses (c) through (h) above, including with respect to any Contributed Receivable, are herein referred to as the “Related Rights”, and the Buyer’s foregoing commitment to purchase Receivables and Related Rights is herein called the “Purchase Facility”.

As used herein, “Cut-Off Date” means (a) with respect to each Originator party hereto on the date hereof, August 31, 2020, and (b) with respect to any Originator that first becomes a party hereto after the date hereof, the Business Day prior to the date on which such Originator becomes a party hereto or such other date as the Buyer and such Originator agree to in writing.

SECTION 1.2 Timing of Purchases.

(a)       Closing Date Purchases. Effective on the Closing Date, each Originator hereby sells to the Buyer, and the Buyer hereby purchases, such Originator’s entire right, title and interest in, to and under (i) each Receivable (other than Contributed Receivables) that existed and was owing to such Originator at the Cut-Off Date, (ii) each Receivable (other than Contributed Receivables) generated by such Originator from and including the Cut-Off Date, to and including the Closing Date, and (iii) all Related Rights with respect thereto.

(b)        Subsequent Purchases. After the Closing Date, until the Sale and Contribution Termination Date, each Receivable and the Related Rights generated by each Originator shall be, and shall be deemed to have been, sold or contributed, as applicable, by such Originator to the Buyer immediately (and without further action) upon the creation of such Receivable.

SECTION 1.3 Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to make Purchase Price payments to the Originators and to reflect all capital contributions in accordance with Article III.

SECTION 1.4 Sale and Contribution Termination Date. The “Sale and Contribution Termination Date” shall be the earliest to occur of (a) the date the Purchase Facility is terminated by the Contributing Originator pursuant to Section 3.1(e), (b) the date the Purchase Facility is terminated by Buyer pursuant to Section 8.2(a) and (c) the Final Payout Date.

SECTION 1.5 Intention of the Parties. It is the express intent of each Originator and the Buyer that each conveyance by such Originator to the Buyer of the Receivables pursuant to this Agreement, including without limitation, all Receivables, if any, constituting general intangibles as defined in the UCC, and all Related Rights be construed as a valid and perfected sale (or contribution) and absolute assignment (without recourse except as provided herein) of such Receivables and Related Rights by such Originator to the Buyer (rather than the grant of a security interest to secure a debt or other obligation of such Originator), providing the Buyer with the full risk and benefit of ownership of the Receivables and Related Rights, and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Buyer be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Originator. Notwithstanding the foregoing, (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC and (ii) each Originator shall be deemed to have granted to the Buyer as of the date of this Agreement, and such Originator hereby grants to the Buyer a security interest in, to and under all of such Originator’s right, title and interest in and to: (A) the Receivables and the Related Rights now existing and hereafter created by such Originator transferred or purported to be transferred hereunder, (B) all monies due or to become due and all amounts received with respect thereto and (C) all books and records of such Originator to the extent related to any of the foregoing.

ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1 Purchase Report. On the Closing Date and on each date when an Information Package is due to be delivered under the Receivables Financing Agreement (each such date, a “Monthly Purchase Report Date”), the Servicer shall deliver to the Buyer and each Originator a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:

(a)        Receivables purchased by the Buyer from each Originator, or contributed to the capital of the Buyer by Contributing Originator, on the Closing Date (in the case of the Purchase Report to be delivered on the Closing Date);

(b)        Receivables purchased by the Buyer from each Originator, or contributed to the capital of the Buyer by Contributing Originator, during the calendar month immediately preceding such Monthly Purchase Report Date (in the case of each subsequent Purchase Report); and

(c)        the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.3(a) and (b).

SECTION 2.2 Calculation of Purchase Price. The “Purchase Price” to be paid to each Originator on any Payment Date in accordance with the terms of Article III for the Receivables and the Related Rights that are purchased hereunder from such Originator shall be determined in accordance with the following formula:

PP	=	OB x FMVD
where:
PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.
OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.
FMVD	=	Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as a percentage) of (a) one, divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date, times (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the last day of the calendar month immediately preceding such Payment Date) and the denominator of which is 365 or 366, as applicable.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Originators are open for business.

“Prime Rate” means a per annum rate equal to the “U.S. Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Administrative Agent in its sole discretion.

ARTICLE III
CONTRIBUTIONS AND PAYMENT OF PURCHASE PRICE

SECTION 3.1 Initial Contribution of Receivables and Initial Purchase Price Payment; Subsequent Contributions to the Capital of the Buyer.

(a)       On the Closing Date, Contributing Originator shall, and hereby does, contribute to the capital of the Buyer Receivables and Related Rights consisting of each Receivable and Related Rights of Contributing Originator that exists and is owing to Contributing Originator on the Closing Date such that the equity (taking into account any cash contributions made on or prior to the Closing Date) held by the Contributing Originator in the Buyer, after giving effect to such contribution of Receivables (the value of which shall be determined based on the Purchase Price definition) and Related Rights, shall be at least equal to the Required Capital Amount. Each Receivable and Related Rights contributed by Contributing Originator to the capital of the Buyer hereunder is herein referred to as a “Contributed Receivable”.

(b)        On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to each Originator the Purchase Price for the purchase to be made from such Originator on the Closing Date (i) to the extent the Buyer has cash available therefor, including after giving effect to any borrowings by the Buyer under the Receivables Financing Agreement, partially in cash (in an amount to be agreed between the Buyer and such Originator and set forth in the initial Purchase Report) and, solely in the case of Contributing Originator, if elected by Contributing Originator in its sole discretion, by accepting a contribution to the Buyer’s capital, and (ii) the remainder by accepting an Intercompany Loan from such Originator that was made under an intercompany loan agreement in the form of Exhibit B (each such intercompany loan agreement, as it may be amended, supplemented or otherwise modified from time to time, each being herein called an “Intercompany Loan Agreement”) with an initial principal amount equal to the remaining Purchase Price payable to such Originator not paid in cash or, in the case of Contributing Originator, contributed to the Buyer’s capital.

(c)               From time to time after the Closing Date, Contributing Originator may (in its discretion) contribute to the capital of the Buyer additional Receivables and Related Rights, rather than selling such Receivables and Related rights to Buyer pursuant to Section 1.1. In addition, if on any Business Day the Borrower’s Net Worth would be less than the Required Capital Amount after utilizing all the Buyer’s available cash and the Buyer’s incurrence of any necessary Intercompany Loans in order to pay in full the Purchase Price then due to the Originators hereunder, then the Contributing Originator shall, and hereby does (as of such time), contribute to the capital of the Buyer any additional Receivables and Related Rights then owing to the Contributing Originator (together with cash of the Contributing Originator if it lacks sufficient Receivables and Related Rights at such time) to the extent necessary to prevent the Borrower’s Net Worth from becoming less than the Required Capital Amount.

(d)               Contributing Originator and Servicer shall maintain records of all contributions to the capital of the Buyer hereunder. Notwithstanding such records (or lack thereof), any contributions of Receivables, Related Rights or cash to the capital of the Buyer that are required to be made by Contributing Originator pursuant to this Section 3.1 shall be made automatically and irrevocably on each day from the Closing Date until the Sale and Contribution Termination Date.

(e)               At any time when the Borrower’s Net Worth would be less than the Required Capital Amount absent additional capital contributions by Contributing Originator pursuant to Section 3.1(c), Contributing Originator may with ten (10) Business Days’ prior written notice to the Buyer and the Administrative Agent, declare the Purchase Facility terminated; provided, however, that, for the avoidance of doubt, no such declaration shall become effective until both the Buyer and the Administrative Agent have received such ten (10) Business Days’ prior written notice thereof from Contributing Originator.

As used herein, “Intercompany Loan” has the meaning set forth in the related Intercompany Loan Agreement.

SECTION 3.2 Subsequent Purchase Price Payments. On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay the Purchase Price to each Originator for the Receivables and the Related Rights generated by such Originator on such Payment Date as follows:

(a)               First, in cash to each Originator to the extent the Buyer has cash available therefor, including pursuant to any Release or any borrowing under the Receivables Financing Agreement on or prior to such Payment Date (and such payment is not prohibited under the Receivables Financing Agreement);

(b)               Second, solely in the case of Contributing Originator, if elected by Contributing Originator in its sole discretion, to the extent any portion of the Purchase Price remains unpaid, by accepting a contribution of such Receivable and the Related Rights to its capital in an amount equal to such remaining unpaid portion of such Purchase Price designated as a contribution to Buyer’s capital; and

(c)               Third, to the extent any portion of the Purchase Price remains unpaid, an Intercompany Loan shall automatically be made by such Originator to the Buyer with an initial principal amount equal to such remaining unpaid portion of such Purchase Price;

provided, however, that, if more than one Originator is selling Receivables to the Buyer on the date of such purchase, the Buyer shall make cash payments among the Originators in such a way as to minimize to the greatest extent practicable the aggregate outstanding principal amount of all Intercompany Loans; provided, further, however, that the foregoing shall not be construed to require Contributing Originator to make any capital contribution to the Buyer.

All amounts paid by the Buyer hereunder to any Originator shall be allocated first to the payment of any Purchase Price then due and unpaid to such Originator, second to the payment of accrued and unpaid interest on the Intercompany Loans made by such Originator and third to the repayment of the outstanding principal amount on the Intercompany Loans made by such Originator to the extent of such outstanding principal amount thereof as of the date of such payment before such amounts may be allocated for any other purpose. The Servicer shall make all appropriate record keeping entries with respect to each of the Intercompany Loans to reflect the foregoing payments and payments and reductions made pursuant to Section 3.3, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered.

SECTION 3.3 Settlement as to Specific Receivables and Dilution.

(a)               If, (i) on the day of purchase of any Receivable from an Originator hereunder, any of the representations or warranties set forth in Sections 5.5, 5.13, 5.20, 5.22, 5.23, 5.26 or 5.27 are not true with respect to such Receivable, (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivable due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) of such Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.5, 5.13, 5.20, 5.22, 5.23, 5.26 or 5.27 is no longer true with respect to such Receivable, or (iii) a Receivable is sold, transferred, contributed or assigned hereunder by an Originator as an Eligible Receivable on the date of sale, transfer, contribution or assignment of such Receivable but which is not an Eligible Receivable at such time, then the Purchase Price for such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to such Originator as provided in clause (c) below; provided that, if the Buyer thereafter receives payment on account of the Outstanding Balance of such Receivable, the Buyer promptly shall deliver such funds to such Originator.

(b)               If, on any day, the Outstanding Balance of any Receivable purchased or contributed hereunder is either (i) reduced or canceled as a result of (A) any defective, rejected or returned goods or services, any cash or other discount, or any failure by an Originator to deliver any goods or perform any services or otherwise perform under the underlying Contract or invoice, (B) any change in or cancellation of any of the terms of such Contract or invoice or any other adjustment by an Originator, the Servicer or the Buyer which reduces the amount payable by the Obligor on the related Receivable, (C) any rebates, warranties, allowances or charge-backs or (D) any setoff or credit in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (ii) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof), then the Purchase Price with respect to such Receivable shall be reduced by the amount of such net reduction or dispute and shall be accounted to such Originator as provided in clause (c) below.

(c)               Any reduction in the Purchase Price of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Buyer against the Purchase Price of Receivables subsequently purchased by the Buyer from such Originator hereunder; provided, however, if, on such day, there have been no purchases of Receivables from such Originator (or insufficiently large purchases of Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i)                 to the extent of any outstanding principal balance under the Intercompany Loans made by such Originator, shall be deemed to be a payment under, and shall be deducted from the outstanding principal amount of, the Intercompany Loans made by such Originator; and

(ii)              after making any deduction pursuant to clause (i) above, shall be paid in cash to the Buyer by such Originator in the manner and for application as described in the following proviso;

provided, further, that at any time (x) when an Event of Default exists under the Receivables Financing Agreement or (y) on or after the Sale and Contribution Termination Date, the amount of any such credit shall be paid by such Originator to the Buyer in cash by deposit of immediately available funds into a Collection Account for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

ARTICLE IV
CONDITIONS OF PURCHASES; ADDITIONAL ORIGINATORS

SECTION 4.1 Conditions Precedent to Initial Purchase. The initial purchase hereunder is subject to the condition precedent that the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) and each Lender:

(a)               a copy of the resolutions or written consent of the board of directors or other governing body of each Originator, approving this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Originator;

(b)               good standing certificates for each Originator issued as of a recent date acceptable to the Buyer and the Administrative Agent (as the Buyer’s assignee) by the Secretary of State (or similar official) of the jurisdiction of such Originator’s organization or formation;

(c)               a certificate of the Secretary or Assistant Secretary of each Originator, certifying the names and true signatures of the officers authorized on such Person’s behalf to sign this Agreement and the other Transaction Documents to be executed and delivered by it (on which certificate the Servicer, the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender may conclusively rely until such time as the Servicer, the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender shall receive from such Person a revised certificate meeting the requirements of this clause (c));

(d)               the certificate of formation or articles of incorporation or other organizational document of each Originator (including all amendments and modifications thereto) duly certified by the Secretary of State (or similar official) of the jurisdiction of such Originator’s organization, together with a copy of the by-laws or other governing documents of such Originator (including all amendments and modifications thereto), as applicable, each duly certified by the Secretary or an Assistant Secretary of such Originator;

(e)               proper financing statements (Form UCC-1) that have been duly authorized and name each Originator as the debtor/seller, the Buyer as the assignor secured party/buyer and the Administrative Agent, for the benefit of the Secured Parties, as assignee secured party of the Receivables and the Related Rights sold or contributed, or purported to be sold or contributed, by such Originator as may be necessary or, in the Buyer’s or the Administrative Agent’s reasonable opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Buyer’s ownership or security interest in such Receivables and the Related Rights in which an ownership or security interest has been assigned to it hereunder;

(f)                a written search report from a Person satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) listing all effective financing statements that name the Originators as debtors or sellers and that are filed in each Originator’s jurisdiction of organization, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) (and/or released or terminated, as the case may be, on or prior to the date hereof), shall cover any Receivable or any Related Rights which are to be sold to the Buyer hereunder), and tax and judgment lien search reports (including, without limitation, liens of the PBGC) from a Person satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) showing no evidence of such liens filed against any Originator;

(g)               favorable opinions of counsel to the Originators, in form and substance satisfactory to the Buyer, the Administrative Agent and each Lender;

(h)               a copy of an Intercompany Loan Agreement entered into by each Originator and the Buyer, duly executed by such Originator and the Buyer; and

(i)                 evidence (x) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered by it in connection herewith and (y) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Buyer’s and the Administrative Agent’s (as the Buyer’s assignee) satisfaction.

SECTION 4.2 Certification as to Representations and Warranties. Each Originator, by accepting the Purchase Price related to each purchase or contribution of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties of such Originator contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) as of such earlier date).

SECTION 4.3 Additional Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of the Buyer, the Administrative Agent and each Lender (which consents may be granted or withheld in their sole discretion); provided that the following conditions are satisfied or waived in writing by the Administrative Agent and each Lender on or before the date of such addition:

(a)               the Servicer shall have given the Buyer, the Administrative Agent and each Lender at least thirty (30) days’ (or such shorter period as the Buyer, the Administrative Agent and the Lenders may agree to, each in their sole discretion) prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have provided such other information with respect to such proposed additional Originator as the Buyer, the Administrative Agent or any Lender may reasonably request;

(b)               such proposed additional Originator shall have executed and delivered to the Buyer, the Administrative Agent and each Lender an agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”);

(c)               such proposed additional Originator shall have delivered to the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender each of the documents with respect to such Originator described in Section 4.1, in each case in form and substance satisfactory to the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender;

(d)               no Sale and Contribution Termination Event or Unmatured Sale and Contribution Termination Event shall have occurred and be continuing; and

(e)               no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS

In order to induce the Buyer to enter into this Agreement and to make purchases hereunder, each Originator hereby represents and warrants with respect to itself that each representation and warranty concerning it or the Receivables sold by it hereunder that is pledged as security under the Receivables Financing Agreement is true and correct, and hereby makes the representations and warranties set forth in this Article V:

SECTION 5.1 Existence and Power. Such Originator (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) has full power and authority under its organizational documents and under the laws of the jurisdiction of its organization or formation to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect, and (iii) is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.2 Power and Authority; Due Authorization. Such Originator (i) has all necessary organizational power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Receivables and the Related Rights to the Buyer on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary organizational action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

SECTION 5.3 No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and each other Transaction Document to which such Originator is a party, and the fulfillment of the terms hereof and thereof by such Originator, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under (x) its organizational documents or (y) any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which such Originator is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Collateral pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation referred to in clauses (i)(y), (ii) or (iii) could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.4 Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders, licenses and approvals of, or other actions by, any Governmental Authority that are required to be obtained by such Originator in connection with the grant of a security interest in the Receivables and the Related Rights to the Buyer hereunder or the due execution, delivery and performance by such Originator of this Agreement or any other Transaction Document to which it is a party and the consummation by such Originator of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

SECTION 5.5 Valid Sale. Each sale of Receivables and the Related Rights made by such Originator pursuant to this Agreement shall constitute a valid sale (or contribution), transfer and assignment of Receivables and Related Rights to the Buyer, enforceable against creditors of, and purchasers from, such Originator, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

SECTION 5.6 Binding Obligations. This Agreement and each of the other Transaction Documents to which such Originator is a party constitute legal, valid and binding obligations of such Originator, enforceable against such Originator in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

SECTION 5.7 Accuracy of Information. All certificates, reports, statements, documents and other written information (other than projections) furnished to the Buyer, the Administrative Agent or any other Credit Party by or on behalf of such Originator pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Buyer, the Administrative Agent or such other Credit Party, and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, other than matters of a general economic nature or matters that generally affect an industry segment of such Originator; provided that any such projections otherwise excluded from this Section 5.7 were made based on good faith assumptions of such Originator and its Affiliates, which assumptions were believed to be reasonable by such Originator and its Affiliates when made.

SECTION 5.8 Actions, Suits. (i) There is no action, suit, proceeding or investigation pending or, to the knowledge of such Originator, threatened in writing, against such Originator before any Governmental Authority and (ii) such Originator is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document to which such Originator is a party, (B) seeks to prevent the grant of a security interest in any Receivable or Related Right by such Originator to the Buyer, the ownership or acquisition by the Buyer of any Receivable or Related Right or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which such Originator is a party, or (C) seeks any determination or ruling that could materially and adversely affect the performance by such Originator of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document to which such Originator is a party, except, in each such case, any such action, suit, proceeding or investigation that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.9 No Material Adverse Effect. As of the Closing Date, for the period from June 30, 2020 through and ending on the Closing Date, there has been no Material Adverse Effect with respect to such Originator.

SECTION 5.10 Names and Location. Except as described in Schedule III (as such Schedule may be updated by such Originator from time to time with a copy to the Buyer and the Administrative Agent), such Originator has not used any legal names since the date occurring five calendar years prior to the Closing Date other than its name set forth on the signature pages hereto. Such Originator is “located” (as such term is defined in the applicable UCC) in the jurisdiction specified in Schedule I (as such Schedule may be updated by such Originator from time to time with a copy to the Buyer and the Administrative Agent) and since the date occurring five calendar years prior to the Closing Date, has not been “located” (as such term is defined in the applicable UCC) in any other jurisdiction (except as specified in Schedule I). The office(s) where such Originator keeps its records concerning the Receivables is at the address(es) set forth on Schedule II (as such Schedule may be updated by such Originator from time to time with a copy to the Buyer and the Administrative Agent).

SECTION 5.11 Margin Regulations. Such Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock in a manner that could reasonably be expected to result in a violation of Regulations T, U and X of the Board of Governors of the Federal Reserve System, and no Purchase Price payments or proceeds under this Agreement will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

SECTION 5.12 Eligible Receivables. Each Receivable sold, transferred, contributed or assigned hereunder is, in the good faith opinion of such Originator, an Eligible Receivable on the date of sale, transfer, contribution or assignment, unless otherwise specified in the first Weekly Report, Daily Report or Information Package that includes such Receivable.

SECTION 5.13 Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable sold by it hereunder and the related Contracts.

SECTION 5.14 Investment Company Act. Such Originator is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.

SECTION 5.15 Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or, knowingly, through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

SECTION 5.16 Financial Condition. On the date hereof, and on the date of each purchase hereunder (both before and after giving effect to such purchase), such Originator is, and will be on such date, Solvent and no Insolvency Proceeding with respect to such Originator is, or will be on such date, pending.

SECTION 5.17 Taxes. Such Originator has (i) timely filed or caused to be filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all material taxes, assessments and other governmental charges owing by it, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in the case of each of clauses (i) and (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.18 ERISA.

(a)               None of the following events or conditions has occurred: (a) a Reportable Event; (b) the adoption of an amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code; (c) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (d) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of such Originator or any of its ERISA Affiliates from any Multiemployer Plan; (f) the receipt by such Originator or any of its ERISA Affiliates  from  the PBGC or any plan administrator of any notice relating to the intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan; (g) the receipt by such Originator or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; (h) the occurrence of a prohibited transaction with respect to such Originator or its ERISA Affiliates (pursuant to Section 4975 of the Code); or (i) the occurrence or existence of any other similar event or condition with respect to a Pension Plan or a Multiemployer Plan, with respect to each of clause (a) through (h), either individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Effect.

(b)               Each of such Originator and its ERISA Affiliates is in compliance (a) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan governed by the laws of a jurisdiction other than the United States and (b) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.19 Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

SECTION 5.20 No Fraudulent Conveyance. No sale or contribution hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

SECTION 5.21 [Reserved].

SECTION 5.22 Good Title; Perfection.

(a)               Immediately preceding its sale or contribution of each Receivable hereunder, such Originator was the owner of such Receivable and Related Rights sold or contributed or purported to be sold or contributed, as the case may be, free and clear of any Adverse Claims, and each such sale or contribution hereunder constitutes a valid sale or contribution, transfer and assignment of all of such Originator’s right, title and interest in, to and under the Receivables and Related Rights sold or contributed by it, free and clear of any Adverse Claims.

(b)               On or before the date hereof and before the generation by such Originator of any new Receivable to be sold, contributed or otherwise conveyed hereunder, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Buyer’s ownership or security interest in Receivables and Related Rights to be sold or otherwise conveyed hereunder against all creditors of and purchasers from such Originator have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

(c)               Upon the creation of each new Receivable sold, contributed or otherwise conveyed or purported to be conveyed hereunder and on the Closing Date for then existing Receivables, the Buyer shall have a valid and perfected first priority ownership or security interest in each Receivable sold to it hereunder, free and clear of any Adverse Claim.

SECTION 5.23 Perfection Representations.

(a)               This Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC) in each Originator’s right, title and interest in, to and under the Receivables and Related Rights which (A) security interest has been perfected and is enforceable against creditors of and purchasers from such Originator and (B) is free of all Adverse Claims.

(b)               The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(c)               Prior to their sale or contribution to Buyer pursuant to this Agreement, such Originator owned and had good and marketable title to the Receivables and Related Rights free and clear of any Adverse Claim of any Person.

(d)               All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Rights from such Originator to the Buyer pursuant to this Agreement.

(e)               Other than the security interest granted to the Buyer pursuant to this Agreement, such Originator has not pledged, assigned, sold, granted a security interest in (other than those released on the Closing Date or any other date on which a Receivable is sold, contributed or otherwise conveyed hereunder), or otherwise conveyed any of the Receivables or Related Rights except as permitted by this Agreement and the other Transaction Documents. Such Originator has not authorized the filing of and is not aware of any financing statements filed against such Originator that include a description of collateral covering the Receivables and Related Rights other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated or amended to reflect the release of any security interest in the Receivables and Related Rights. Such Originator is not aware of any judgment lien, ERISA lien or tax lien filings against such Originator that is not released simultaneously or prior to its transfer hereunder.

(f)                Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 5.23 shall be continuing and remain in full force and effect until the Final Payout Date.

SECTION 5.24 Reliance on Separate Legal Identity. Such Originator acknowledges that each of the Lenders and the Administrative Agent are entering into the Transaction Documents to which they are parties in reliance upon the Buyer’s identity as a legal entity separate from such Originator.

SECTION 5.25 Opinions. The facts regarding such Originator, the Receivables sold or contributed by it hereunder, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

SECTION 5.26 Enforceability of Contracts. Each Contract related to any Receivable sold or contributed by such Originator hereunder is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the outstanding balance of such Receivable, enforceable against the Obligor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

SECTION 5.27 Nature of Pool Receivables. All Pool Receivables: (i) were originated by such Originator in the ordinary course of its business, (ii) were sold to Buyer for fair consideration and reasonably equivalent value and (iii) represent all, or a portion, of the purchase price of merchandise, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act.

SECTION 5.28 Compliance with Applicable Laws. Each Originator is in compliance with the requirements of all laws, rules and regulations applicable to its property or business operations, except in such instance where any failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.29 Servicing Programs. No material license or approval is required for Servicer’s or Buyer’s use of any software or other computer program used by such Originator in the servicing of the Receivables, other than those that have been obtained and are in full force and effect.

SECTION 5.30 Compliance with Transaction Documents. Each Originator has complied in all material respects with all of the terms, covenants and agreements contained in the other Transaction Documents to which it is a party.

SECTION 5.31 Reaffirmation of Representations and Warranties by each Originator. On each day that a new Receivable is sold or contributed to the Buyer hereunder, such Originator shall be deemed to have certified that all representations and warranties set forth in this Article V are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) on and as of such day (except for representations and warranties which apply as to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) as of such earlier date). Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Article shall be continuing and remain in full force and effect until the Final Payout Date.

ARTICLE VI
COVENANTS OF THE ORIGINATORS

SECTION 6.1 Covenants. At all times from the Closing Date until the Final Payout Date, each Originator will, unless the Administrative Agent and the Buyer shall otherwise consent in writing, perform the following covenants:

(a)               Financial Reporting. Each Originator will maintain a system of accounting established and administered in accordance with GAAP, and each Originator shall furnish to the Buyer, the Administrative Agent and each Lender such information relevant to the Buyer, the Servicer, the Performance Guarantor, the Parent and each Originator, the Pool Receivables, the Collateral or the transactions contemplated by the Transaction Documents (including non-financial information) as the Buyer, the Administrative Agent or any Lender may from time to time reasonably request.

(b)               Notices. Such Originator will notify the Buyer, Administrative Agent and each Lender in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps taken or being taken by the Person(s) affected with respect thereto:

(i)                 Notice of Sale and Contribution Termination Event, Unmatured Sale and Contribution Termination Event, Event of Default or Unmatured Event of Default. A statement of a Financial Officer of such Originator setting forth details of any Sale and Contribution Termination Event (as defined in Section 8.1), Unmatured Sale and Contribution Termination Event (as defined in Section 8.1), Event of Default or Unmatured Event of Default that has occurred and is continuing and the action that such Originator has taken or proposes to take with respect thereto.

(ii)              Representations and Warranties. The failure of any representation or warranty made or deemed to be made by such Originator under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)            Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to such Originator that could reasonably be expected to have a Material Adverse Effect.

(iv)             Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Receivables or Related Rights or any portion thereof, (B) any Person other than the Buyer, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)               Name Changes. At least ten (10) days (or such shorter period as the Administrative Agent may permit in its sole discretion) before any change in such Originator’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi)             Change in Accountants or Accounting Policy. Any change in (A) the external accountants of such Originator, (B) any material accounting policy of such Originator or (C) any material accounting policy of such Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which such Originator accounts for the Pool Receivables shall be deemed “material” for such purpose); provided that no notice shall be required under this clause (vi) if any such change is publicly disclosed in the Parent’s Form 10-Q Quarterly Report or Form 10-K Annual Report, as applicable, as filed with the SEC.

(vii)          Material Adverse Change. Promptly after the occurrence thereof, notice of any matter that could reasonably be expected to result in a Material Adverse Effect.

(c)               Conduct of Business; Preservation of Existence. Each Originator will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business in each jurisdiction in which its business is conducted, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this clause (c) shall prevent any transaction permitted by clause (n) below or not otherwise prohibited by this Agreement or any other Transaction Document.

(d)               Compliance with Laws. Each Originator will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(e)               Furnishing of Information and Inspection of Receivables. Each Originator will furnish or cause to be furnished to the Buyer, the Administrative Agent and each Lender from time to time such information with respect to the Pool Receivables, the Related Rights and the other Collateral as the Buyer, the Administrative Agent or any Lender may reasonably request. Each Originator will, at such Originator’s expense, during regular business hours with at least three (3) days’ prior written notice, (i) permit the Buyer, the Administrative Agent and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of such Originator for the purpose of examining such books and records, and (C) discuss matters relating to the Pool Receivables, the other Collateral or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Originator (provided that representatives of such Originator are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at such Originator’s expense, upon at least three (3) days’ prior written notice from the Buyer or the Administrative Agent, permit certified public accountants or other auditors acceptable to the Buyer or the Administrative Agent, as applicable, to conduct a review of its books and records with respect to the Pool Receivables and other Collateral; provided, that such Originator shall be required to reimburse the Buyer and the Administrative Agent for only one (1) such review pursuant to clause (i) and (ii) above (including any such review conducted concurrently with a review pursuant to Sections 8.01(g) or 8.02(f) of the Receivables Financing Agreement) in any twelve-month period unless an Event of Default has occurred and is continuing.

(f)                Payments on Receivables, Collection Accounts. Each Originator will, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. Each Originator will, at all times, maintain such records necessary to (i) identify Collections received from time to time on Pool Receivables and (ii) segregate such Collections from other property of the other Originators or other Affiliates, if any, held by such Originator; provided, however, that segregation of such Collections from Affiliate Collections shall not be required unless a Level 2 Ratings Event or an Event of Default has occurred and is continuing. If any payments on the Pool Receivables or other Collections are received by such Originator, it shall hold such payments in trust for the benefit of the Buyer, the Administrative Agent, the Lenders and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. Such Originator shall not permit funds other than Affiliate Collections, Collections on Pool Receivables and other Collateral to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, such Originator will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. Each Originator will not, and will not permit the Buyer, the Servicer, any other Originator or any other Person to commingle Collections or other funds to which the Buyer, the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds other than Affiliate Collections. Each Originator will (unless otherwise agreed to in writing by the Administrative Agent in its sole discretion), in its capacity as the beneficiary (or prospective beneficiary) of an Eligible Supporting Letter of Credit, (i) pay all amounts received by it in respect of Eligible Supporting Letters of Credit issued by (or confirmed by) any Eligible Supporting Letter of Credit Provider directly to a Collection Account and (ii) instruct each Eligible Supporting Letter of Credit Provider to make payments in respect of Eligible Supporting Letters of Credit issued by (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Collection Account if such Originator fails to do so and, if an Eligible Supporting Letter of Credit Provider fails to so deliver payments to a Collection Account, such Originator will, unless otherwise agreed in writing by the Administrative Agent, use commercially reasonable efforts to cause the applicable Eligible Supporting Letter of Credit Provider to deliver subsequent payments (if any) in respect of Eligible Supporting Letters of Credit issued by (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Collection Account if such Originator fails to do so. Each Originator shall not (and shall not cause the Buyer or the Servicer to) add or replace a Collection Account (or a related Lock-Box), or a Collection Account Bank unless the Administrative Agent has received notice of such addition or replacement and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance reasonably acceptable to the Buyer and the Administrative Agent from the applicable Collection Account Bank. Each Originator shall not (and shall not cause the Buyer or the Servicer to) terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document:

(i)                 each Originator will, and will cause each other Originator to, at all times, maintain such records necessary to (x) identify Affiliate Collections received from time to time and (y) segregate such Affiliate Collections from other property of such Originator and the other Originators; provided, however, that segregation of such Affiliate Collections shall not be required unless a Level 2 Ratings Event or an Event of Default has occurred and is continuing;

(ii)              on each Business Day, each Originator shall provide such information with respect to Affiliate Collections deposited into each Collection Account (and any related Lock-Box) as reasonably requested in writing by the Administrative Agent;

(iii)            upon the occurrence and during the continuance of a Level 2 Ratings Event, each Originator shall instruct the obligor of each Affiliate Receivable to cease remitting payments with respect to all Affiliate Receivables to any Collection Account or Lock-Box and to instead remit payments with respect thereto to any other account or lock-box (other than a Collection Account or Lock-Box) from time to time identified to such obligor; and

(iv)             at all times during the continuation of a Level 2 Ratings Event (x) each Originator shall not permit Affiliate Collections to be deposited into any Collection Account or Lock-Box, (y) if Affiliate Collections are nevertheless deposited into any Collection Account or Lock-Box, each Originator will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds and (z) each Originator will not, and will not permit any other Originator or any other Person, to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any Affiliate Collections.

(g)               Sales, Liens, etc. Except as otherwise provided herein, no Originator will sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Related Rights.

(h)               Extension or Amendment of Pool Receivables. Except as otherwise permitted by the Receivables Financing Agreement, no Originator will, or will permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract, in each case, that would have a Material Adverse Effect on any Pool Receivable included as an Eligible Receivable. Each Originator shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(i)                 Fundamental Changes. Each Originator shall not make any change in such Originator’s name, location or make any other change in such Originator’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or the Receivables Financing Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC, in each case, unless the Buyer and the Administrative Agent have each (A) received ten (10) days’ (or such shorter period as the Administrative Agent may permit in its sole discretion) prior written notice thereof, (B)  received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Buyer or the Administrative Agent shall reasonably request in connection with such change and (C) been reasonably satisfied that all other action to perfect and protect the interests of the Buyer and the Administrative Agent, on behalf of the Lenders, in connection with such change, in and to the Receivables to be sold or contributed by it hereunder and other Related Rights, as reasonably requested by the Buyer or the Administrative Agent shall have been taken by, and at the expense of, such Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3).

(j)                 Change in Credit and Collection Policy. No Originator will make, or direct the Servicer to make, any material change in the Credit and Collection Policy that could reasonably be expected to materially adversely affect the collectability of the Pool Receivables, the credit quality of any Pool Receivable or any Originator’s or the Servicer’s ability to perform its obligations under the Transaction Documents without the prior written consent of the Administrative Agent and the Majority Lenders, which consent shall not be unreasonably withheld, conditioned or delayed. Promptly following any change in the Credit and Collection Policy, each Originator will deliver a copy of the updated Credit and Collection Policy to the Buyer, Administrative Agent and each Lender.

(k)               Books and Records. Each Originator will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(l)                 Ownership Interest, Etc. Each Originator shall (and shall cause the Servicer to), at its expense, take all action necessary to establish and maintain a valid and enforceable ownership or security interest in the Pool Receivables, the Related Rights and Collections with respect thereto, and a first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Buyer (and the Administrative Agent (on behalf of the Secured Parties), as the Buyer’s assignee), including taking such action to perfect, protect or more fully evidence the interest of the Buyer (and the Administrative Agent (on behalf of the Secured Parties), as the Buyer’s assignee) as the Buyer, the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, each Originator shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. Each Originator shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments or continuations, or other filings necessary to continue, maintain and perfect the Buyer’s and the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize such Originator to file such financing statements under the UCC without the signature of such Originator, any other Originator, the Buyer or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, each Originator shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(m)             Further Assurances. Each Originator hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be reasonably necessary, or that the Buyer, the Servicer, any Lender or the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the purchases and contributions made hereunder or under the Receivables Financing Agreement and/or security interest granted pursuant to the Receivables Financing Agreement or any other Transaction Document, or to enable the Buyer or the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies hereunder, under the Receivables Financing Agreement or under any other Transaction Document. Without limiting the foregoing, such Originator hereby authorizes, and will, upon the request of the Buyer or the Administrative Agent, at such Originator’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Buyer or Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(n)               Mergers, Acquisitions, Sales, etc. Each Originator (only so long as such Originator remains a party to this Agreement as an Originator hereunder) shall not (i) be a party to any merger, consolidation or other restructuring, except a merger, consolidation or other restructuring where (A) the surviving entity with respect thereto is an Originator or (B) the Buyer, the Administrative Agent and each Lender have each (i) received thirty (30) days’ (or such shorter period as the Administrative Agent may permit in its sole discretion) prior written notice thereof, (ii) consented in writing thereto (such consent not to be unreasonably withheld, conditioned or delayed), (iii) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Buyer or the Administrative Agent shall reasonably request and (iv) been satisfied that all other action to perfect and protect the interests of the Buyer and the Administrative Agent, on behalf of the Secured Parties, in and to the Receivables to be sold by it hereunder and other Related Rights, as reasonably requested by the Buyer or the Administrative Agent shall have been taken by, and at the expense of, such Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3) or (ii) directly or indirectly sell, transfer, assign, convey or lease (A) whether in one or a series of transactions, all or substantially all of its assets except a sale, transfer, assignment, conveyance or lease where (i) the recipient of such assets is an Originator or (ii) the Buyer, the Administrative Agent and each Lender have both (x) received thirty (30) days’ (or such shorter period as the Administrative Agent may permit in its sole discretion) prior written notice thereof and (y) consented in writing thereto (such consent not to be unreasonably withheld, conditioned or delayed) or (B) any Receivables or any interest therein (other than pursuant to this Agreement).

(o)               Frequency of Billing. Prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables in accordance in all material respects with the Credit and Collection Policies, but in any event no less frequently than as required under the Contract related to such Receivable.

(p)               Receivables Not to Be Evidenced by Promissory Notes or Chattel Paper. Such Originator shall not take any action to cause or permit any Receivable created, acquired or originated by it to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC) without the prior written consent of the Buyer and the Administrative Agent.

(q)               Anti-Money Laundering/International Trade Law Compliance. Each Originator will not become a Sanctioned Person. No Covered Entity, either in its own right or, knowingly, through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds from the sale of the Receivables to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. Each Originator shall comply with all Anti-Terrorism Laws. Each Originator shall promptly notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event.

(r)                Legend. Each Originator (or the Servicer on its behalf) shall have indicated on the most recent, and shall have taken all steps reasonably necessary to ensure that there shall be placed on each subsequent, data processing report that it generates which are of the type that a proposed purchaser or lender would use to evaluate the Receivables, that the Receivables and Related Rights have been sold in accordance with this Agreement and further pledged by Buyer pursuant to the Receivables Financing Agreement, and none of the Originators or Servicer shall change or remove such notation without the consent of the Buyer and the Administrative Agent.

(s)                Taxes. Each Originator will (i) timely file or cause to be filed all tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges owing by it, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in the case of each of clause (i) and clause (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(t)                 [Reserved].

(u)               Intercompany Loans, Etc. Such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Intercompany Loan Agreement, unless (i) the Administrative Agent and the holder of such Adverse Claim have entered into an intercreditor, standstill or similar agreement in form and substance acceptable to the Administrative Agent in its sole discretion, (ii) such assignment is from one Originator to the surviving Originator in connection with a merger or consolidation between such Originators or (iii) the Administrative Agent shall have otherwise given its prior written consent thereto in its sole discretion.

(v)               Other Additional Information. Such Originator will provide to the Administrative Agent and the Lenders such information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable laws (including without limitation the PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

(w)             Change in Payment Instructions to Obligors. No Originator shall (and shall not permit the Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box) and, solely with respect to the replacement or termination of a Collection Account, the Administrative Agent shall have consented to such change in writing, such consent not to be unreasonably withheld, conditioned or delayed.

(x)               [Reserved].

(y)              Ownership of Buyer. Contributing Originator at all times shall own 100% of the Capital Stock of the Buyer.

SECTION 6.2 Separateness Covenants. Each Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Buyer’s identity as a legal entity separate from such Originator and its Affiliates. Therefore, from and after the date hereof, each Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Buyer is an entity with assets and liabilities distinct from those of such Originator and any other Person, and is not a division of such Originator, its Affiliates or any other Person; provided that the Borrower may be treated as a “disregarded entity” for U.S. federal income and other applicable Tax purposes. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator shall take such actions as shall be required in order that (except as otherwise required for applicable Tax purposes based on the tax classification of the Borrower or any Originator or membership of the Borrower or any Originator in a consolidated combined, or similar tax group):

(a)              such Originator shall not be involved in the day to day management of the Buyer;

(b)              such Originator shall maintain separate records and books of account from the Buyer and otherwise will observe corporate formalities and have a separate area from the Buyer for its business (which may be located at the same address as the Buyer);

(c)              the financial statements and books and records of such Originator shall be prepared after the date of creation of the Buyer to reflect and shall reflect the separate existence of the Buyer; provided, that the Buyer’s assets and liabilities may be included in a consolidated financial statement issued by an Affiliate of the Buyer; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that the Buyer’s assets are not available to satisfy the obligations of such Affiliate;

(d)            except as permitted by the Receivables Financing Agreement, (i) such Originator shall maintain its assets (including, without limitation, deposit accounts) separately from the assets (including, without limitation, deposit accounts) of the Buyer and (ii) such Originator’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Buyer;

(e)             such Originator shall not act as an agent for the Buyer (except in the capacity of Sub-Servicer);

(f)              such Originator shall not conduct any of the business of the Buyer in its own name (except in the capacity of Sub-Servicer);

(g)             such Originator shall not pay any liabilities of the Buyer out of its own funds or assets;

(h)             except for any Restricted Payments permitted by Section 8.01(r) of the Receivables Financing Agreement, such Originator shall maintain an arm’s-length relationship with the Buyer;

(i)              such Originator shall not assume or guarantee or become obligated for the debts of the Buyer or hold out its credit as being available to satisfy the obligations of the Buyer;

(j)              such Originator shall not acquire obligations of the Buyer (other than the Intercompany Loan Agreements and the Intercompany Loans);

(k)             such Originator shall allocate fairly and reasonably, to the extent practical on the basis of actual use or the value of services rendered, overhead or other expenses that are properly shared with the Buyer, including, without limitation, shared office space;

(l)              such Originator shall identify and hold itself out as a separate and distinct entity from the Buyer;

(m)            such Originator shall correct any known misunderstanding respecting its separate identity from the Buyer;

(n)             such Originator shall not pay the salaries of the Buyer’s employees, if any; and

(o)             to the extent not already covered in paragraphs (a) through (n) above, such Originator shall comply and/or act in accordance with all of the other separateness covenants set forth in Section 8.03 of the Receivables Financing Agreement.

ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF RECEIVABLES

SECTION 7.1 Rights of the Buyer. Each Originator hereby authorizes the Buyer, the Servicer or their respective designees or assignees under this Agreement or the Receivables Financing Agreement (including, without limitation, the Administrative Agent) to take any and all steps in such Originator’s name necessary, in their respective determination, to collect all amounts due under any and all Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder, including, without limitation, endorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment; provided, however, that the Administrative Agent shall not take any of the foregoing actions unless a Sale and Contribution Termination Event or an Event of Default has occurred and is continuing.

SECTION 7.2 Responsibilities of the Originators. Notwithstanding anything herein to the contrary:

(a)              Each Originator shall perform its obligations hereunder, and the exercise by the Buyer or its designee of its rights hereunder shall not relieve such Originator from such obligations.

(b)              None of the Buyer, the Servicer, the Lenders or the Administrative Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Buyer, the Servicer, the Lenders or the Administrative Agent be obligated to perform any of the obligations of such Originator thereunder.

(c)              Each Originator hereby grants to the Administrative Agent an irrevocable power-of-attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of an Event of Default to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Buyer (whether or not from such Originator) in connection with any Receivable sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder or Related Right.

SECTION 7.3 Further Action Evidencing Purchases. On or prior to the Closing Date, each Originator shall mark its master data processing records evidencing Pool Receivables and Contracts with a legend, acceptable to the Buyer and the Administrative Agent, evidencing that the Pool Receivables have been transferred in accordance with this Agreement and none of the Originators or Servicer shall change or remove such notation without the prior written consent of the Buyer and the Administrative Agent. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer, the Servicer, the Administrative Agent or any Lender may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by or contributed to the Buyer hereunder, or to enable the Buyer to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Buyer, the Administrative Agent or any Lender, such Originator will execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate.

Each Originator hereby authorizes the Buyer or its designee or assignee (including, without limitation, the Administrative Agent) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and Related Rights sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder and now existing or hereafter generated by such Originator. If any Originator fails to perform any of its agreements or obligations under this Agreement, the Buyer or its designee or assignee (including, without limitation, the Administrative Agent) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Buyer or its designee or assignee (including, without limitation, the Administrative Agent) incurred in connection therewith shall be payable by such Originator.

SECTION 7.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by Applicable Law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrative Agent) or the Administrative Agent, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder (such application to be made starting with the oldest outstanding Receivable or Receivables) before being applied to any other indebtedness of such Obligor.

SECTION 7.5 Performance of Obligations. Each Originator shall (i) perform all of its obligations under the Contracts related to the Receivables generated by such Originator to the same extent as if interests in such Receivables had not been transferred hereunder, and the exercise by the Buyer or the Administrative Agent of its rights hereunder shall not relieve any Originator from any such obligations and (ii) pay (or cause to be paid) when due any taxes (including, without limitation, any Sales Taxes) payable in connection with the Receivables generated by such Originator and their creation and satisfaction owing by such Originator, other than taxes being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

ARTICLE VIII
SALE AND CONTRIBUTION TERMINATION EVENTS

SECTION 8.1 Sale and Contribution Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Sale and Contribution Termination Event” (each event which with notice or the passage of time or both would become a Sale and Contribution Termination Event being referred to herein as an “Unmatured Sale and Contribution Termination Event”):

(a)               the Termination Date shall have occurred;

(b)               any Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall remain unremedied for three (3) Business Days;

(c)               any representation or warranty made or deemed to be made by any Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Documents to which it is a party, or any other information or report delivered by an Originator pursuant hereto or thereto shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and, if capable of being cured, is not cured promptly (but in any case not later than ten (10) days after written notice or actual knowledge thereof); provided, that such circumstance shall not constitute a Sale and Contribution Termination Event if such representation or warranty, or such information or report, is part of an Information Package, is corrected promptly (but not later than two (2) Business Days) after such Originator has knowledge or receives notice thereof; provided, further, that no breach of a representation or warranty set forth in Sections 5.5, 5.12, 5.13, 5.20, 5.22, 5.23, 5.26 or 5.27 shall constitute a Sale and Contribution Termination Event pursuant to this clause (c) if credit has been given for a reduction of the Purchase Price, the outstanding principal balance of the applicable Intercompany Loan Agreement has been reduced or the applicable Originator has made a cash payment to the Buyer, in any case, as required pursuant to Section 3.3(c) with respect to such breach;

(d)               any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and such failure shall continue unremedied for thirty (30) days after the earlier of such Originator’s actual knowledge thereof or receipt of written notice thereof from the Buyer, the Administrative Agent or any Lender; or

(e)               any Insolvency Proceeding shall be instituted against any Originator and such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur.

SECTION 8.2 Remedies.

(a)               Optional Termination. Upon the occurrence and during the continuation of a Sale and Contribution Termination Event, the Buyer (and not the Servicer), with the prior written consent of the Administrative Agent shall have the option, by notice to the Originators (with a copy to the Administrative Agent and the Lenders), to declare the Purchase Facility terminated.

(b)               Remedies Cumulative. Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Buyer (and the Administrative Agent as Buyer’s assignee) shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative.

SECTION 8.3 Removal of Originators. Any Originator may terminate its obligation to sell, assign and contribute Receivables to Buyer hereunder so long as each of the following conditions is satisfied:

(a)               Buyer and the Administrative Agent, shall have received prior written notice from such Originator (a “Terminating Originator”) specifying the effective date for such termination which shall not be sooner than fifteen (15) days after Buyer and the Administrative Agent receives such notice;

(b)               immediately after giving effect to such termination, no Borrowing Base Deficit shall exist (and the Servicer shall have delivered a pro forma Information Package reflecting the removal of such Terminating Originator and setting forth the calculations evidencing satisfaction of this condition precedent);

(c)               both immediately before and after giving effect to such termination, no Sale and Contribution Termination Event, Event of Default or Unmatured Event of Default shall have occurred and be continuing or shall reasonably be expected occur and such Terminating Originator shall be deemed to have represented and warranted as to such on and as of the Terminating Originator Effective Date (such representation and warranty to survive such Terminating Originator’s termination as a party hereto);

(d)               each Obligor of any Receivables originated by such Terminating Originator on or after the Terminating Originator Effective Date shall have been notified to remit payments to an account other than a Collection Account; provided that, to the extent any such Obligor incorrectly remits payments into a Collection Account, the Administrative Agent shall remit such payment as directed by the Servicer;

(e)               (i) such Terminating Originator may repurchase any existing Pool Receivables originated by such Terminating Originator if (A) such Terminating Originator is an Immaterial Originator and (B) such repurchase is pursuant to an agreement acceptable to the Administrative Agent and (ii) any Pool Receivables not repurchased by such Terminating Originator pursuant to subclause (i) of this clause (e) of this Section 8.3 shall remain with the Borrower (such remaining Pool Receivables, the “Surviving Receivables”);

(f)                such Terminating Originator is not obligated to perform any transitional services with respect to any Surviving Receivables. Related Rights or any Transaction Document; and

(g)               unless the Administrative Agent has consented otherwise in writing, the Parent or any Subsidiary thereof has entered into definitive agreements to sell the Capital Stock of such Terminating Originator such that it is no longer a wholly-owned Subsidiary of the Parent or all or substantially all of such Terminating Originator’s assets to a Person that is not the Parent or an Affiliate of the Parent.

Any termination by an Originator pursuant to this Section 8.3 shall become effective on the later to occur of (i) the first Business Day that follows the day on which the requirements of foregoing clauses (a) through (g) shall have been satisfied or (ii) the date specified in the notice referred to in the foregoing clause (a) (the “Terminating Originator Effective Date”). Any termination by an Originator pursuant to this Section 8.3 shall terminate such Originator’s right and obligation to sell or contribute Receivables and Related Rights to Buyer and Buyer’s agreement, with respect to such Originator, to purchase or accept contributions of such Receivables and Related Rights; provided, however, that such termination shall not relieve such Originator of any of its other obligations, to the extent such obligations relate to Receivables(and Related Rights with respect thereto) originated by such Originator prior to the Terminating Originator Effective Date.

For purposes of this Section 8.3, the term “Immaterial Originator” shall mean, with respect to any Originator on any Terminating Originator Effective Date, an Originator that originated Receivables (when added to the initial principal balance of all Receivables originated by all other Persons that became Terminating Originators during the twelve-month period immediately preceding such Terminating Originator Effective Date) during the twelve-month period immediately preceding such Terminating Originator Effective Date with an initial principal balance not exceeding 10% of the initial principal balance of all Receivables originated by all Originators during the twelve-month period immediately preceding such Terminating Originator Effective Date.

ARTICLE IX
INDEMNIFICATION

SECTION 9.1 Indemnities by the Originators. Without limiting any other rights that the Buyer may have hereunder or under Applicable Law, each Originator, severally and for itself alone, hereby agrees to indemnify the Buyer, each of its officers, directors, employees, agents, employees and respective assigns, the Administrative Agent and each Lender (each of the foregoing Persons being individually called a “Sale and Contribution Indemnified Party”), forthwith on written demand (which demand shall be accompanied by documentation of the Sale and Contribution Indemnified Amounts (as defined below) in reasonable detail), from and against any and all damages, claims, losses, judgments, liabilities, penalties and related costs and expenses (including Attorney Costs) (all of the foregoing being collectively called “Sale and Contribution Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with:

(a)               the breach of any representation or warranty made or deemed made by such Originator (or any employee, officer or agent of such Originator on its behalf) under or in connection with this Agreement or any of the other Transaction Documents to which such Originator is a party, or any information or report delivered by or on behalf of such Originator pursuant hereto or thereto which shall have been untrue or incorrect when made or deemed made or delivered;

(b)               the transfer by such Originator of any interest in any Pool Receivable or Related Right other than the transfer of any Pool Receivable and Related Rights to the Buyer pursuant to this Agreement and the grant of a security interest to the Buyer pursuant to this Agreement;

(c)               the failure by such Originator to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(d)               the lack of an enforceable ownership interest, or a first priority perfected lien, in the Pool Receivables (and all Related Security) originated by such Originator against all Persons (including any bankruptcy trustee or similar Person), in either case, free and clear of any Adverse Claim;

(e)             the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable or the Related Rights originated by such Originator;

(f)              any suit or claim related to the Pool Receivables originated by such Originator (including any products liability or environmental liability claim arising out of or in connection with the property, products or services that are the subject of any Pool Receivable originated by such Originator);

(g)             any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable originated by such Originator in the Receivables Pool (including a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms) or any other claim resulting from the sale of the property, products or services giving rise to such Receivable or the furnishing or failure to furnish such property, products or services;

(h)             any failure of such Originator to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document to which it is a party related to Pool Receivables originated by such Originator or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable originated by such Originator;

(i)               any products liability, environmental or other claim arising out of or in connection with any Receivable originated by such Originator or other merchandise, goods or services which are the subject of or related to any such Receivable;

(j)               the commingling by such Originator of Collections of Pool Receivables originated by such Originator at any time with other funds;

(k)              the failure or delay by such Originator to provide any Obligor with an invoice or other evidence of indebtedness;

(l)               any investigation, litigation or proceeding (actual or threatened) related to such Originator and this Agreement or any other Transaction Document to which such Originator is a party or in respect of any Pool Receivable originated by such Originator or any Related Rights;

(m)             any claim brought by any Person other than a Sale and Contribution Indemnified Party arising from any activity by such Originator or its agent in servicing, administering or collecting any Pool Receivable;

(n)              the failure by such Originator to pay when due any Taxes owing by such Originator, including, without limitation, sales, excise or personal property taxes owing by such Originator;

(o)             any liability of the Buyer for Taxes by reason of the purchase or ownership of the Receivables generated by such Originator or any Related Rights connected with any such Receivables as a result of a breach or inaccuracy of Sections 7.01(v) or 8.01(y) of the Receivables Financing Agreement;

(p)             any liability of the Buyer under Section 5.03 of the Receivables Financing Agreement;

(q)             any action taken by the Administrative Agent as attorney-in-fact for such Originator pursuant to this Agreement or any other Transaction Document to which such Originator is a party; or

(r)              any Receivable sold, transferred, contributed or assigned hereunder by such Originator as an Eligible Receivable on the date of sale, transfer, contribution or assignment of such Receivable but which is not an Eligible Receivable at such time;

provided that such indemnity shall not be available to any Sale and Contribution Indemnified Party to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of a Sale and Contribution Indemnified Party, (y) constitute recourse with respect to a Pool Receivable by reason of the bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor or (z) arise from a claim by one Sale and Contribution Indemnified Party against another Sale and Contribution Indemnified Party (other than actions against the Administrative Agent in its capacity as Administrative Agent or similar capacity and also excluding any action, claim or dispute involving the Originators or any of their Affiliates or resulting from any action or inaction by the Originators or any of their Affiliates); provided further, that such indemnity (other than with respect to clause (n), (o) and (p)) shall not apply with respect to Taxes.

Notwithstanding anything to the contrary in this Agreement, solely for purposes of such Originator’s indemnification obligations in this Article IX, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.

If for any reason the foregoing indemnification is unavailable to any Sale and Contribution Indemnified Party or insufficient to hold it harmless, then the Originators, jointly and severally, shall contribute to the amount paid or payable by such Sale and Contribution Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of such Originator and its Affiliates, on the one hand, and such Sale and Contribution Indemnified Party, on the other hand, in the matters contemplated by this Agreement as well as the relative fault of such Originator and its Affiliates and such Sale and Contribution Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of such Originator under this Section 9.1 shall be in addition to any liability which such Originator may otherwise have, shall extend upon the same terms and conditions to the Sale and Contribution Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of such Originator and the Sale and Contribution Indemnified Parties. Any indemnification or contribution under this Section 9.1 shall survive the termination of this Agreement.

ARTICLE X
MISCELLANEOUS

SECTION 10.1 Amendments, etc.

(a)               The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Buyer, the Servicer and each Originator, with the prior written consent of the Administrative Agent but without the consent of the Majority Lenders to (i) cure any ambiguity, (ii) correct or supplement any provisions in this Agreement, (iii) add or supplement any credit enhancement for the benefit of the Lenders, (iv) add to the covenants, restrictions or obligations of the Originators or (v) add, change or eliminate any other provision of this Agreement in any manner that shall not, as evidenced by an opinion of counsel, adversely affect in any material respect the interests of the Credit Parties, and, with the consent of the Majority Lenders, for all other amendments.

(b)               No failure or delay on the part of the Buyer, the Servicer, any Originator, the Administrative Agent or any third-party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Buyer, the Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Buyer, the Administrative Agent or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c)               The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

SECTION 10.2 Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or electronic mail communication) and shall be delivered or sent by facsimile, electronic mail, or by overnight mail, to the intended party at the mailing or electronic mail address or facsimile number of such party set forth under its name on Schedule IV hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrative Agent or any Lender, at their respective address for notices pursuant to the Receivables Financing Agreement. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means.

SECTION 10.3 No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Originator hereby authorizes the Buyer, the Administrative Agent and each Lender (collectively, the “Set-off Parties”), may during the continuance of an Event of Default, from time to time following demand thereof by such Set-off Party, to the fullest extent permitted by law, to set off, against any obligations of such Originator to such Set-off Party arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all deposits (general or special, time or demand, provisional or final, other than deposits, if any, held by such Set-off Party in a custodial account or similar fiduciary capacity with respect to payroll or trust Tax collection and remittance) at any time held by, and any and all indebtedness at any time owing by, any Set-off Party to or for the credit or the account of such Originator.

SECTION 10.4 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Buyer and each Originator and their respective successors and permitted assigns. No Originator nor the Servicer may assign any of its rights hereunder or any interest herein without the prior written consent of the Buyer, the Administrative Agent and each Lender, except as otherwise specifically provided herein or under any other Transaction Document (including, without limitation, in connection with a merger or consolidation between Originators when an Originator is the surviving entity). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.

SECTION 10.5 Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF), EXCEPT TO THE EXTENT THAT THE PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 10.6 Costs, Expenses and Taxes. In addition to the obligations of the Originators under Article IX, each Originator, severally and for itself alone, agrees to pay within ten (10) days following demand thereof (with reasonable detail of such costs):

(a)               to the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto), including, without limitation, (i) the reasonable and documented Attorney Costs for the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder with respect thereto and with respect to advising any such Person as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable and documented accountants’, auditors’ and consultants’ fees and expenses for the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder incurred in connection with the administration and maintenance of this Agreement or advising any such Person as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document;

(b)               to the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented Attorney Costs), of any such Person incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents; and

(c)               all Other Taxes payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder.

SECTION 10.7 SUBMISSION TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN SUCH COURT. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)               EACH PARTY HERETO CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SCHEDULE IV. NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE RIGHT OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 10.9 Captions and Cross References; Incorporation by Reference. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Article, Section, Schedule or Exhibit are to such Article, Section, Schedule or Exhibit of this Agreement, as the case may be. The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

SECTION 10.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 10.11 Acknowledgment and Agreement. By execution below, each Originator expressly acknowledges and agrees that all of the Buyer’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be collaterally assigned by the Buyer to the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Receivables Financing Agreement, and each Originator consents to such collateral assignment. Each of the parties hereto acknowledges and agrees that the Lenders and the Administrative Agent are third-party beneficiaries of the rights of the Buyer arising hereunder and under the other Transaction Documents to which any Originator is a party, and notwithstanding anything to the contrary contained herein or in any other Transaction Document, during the occurrence and continuation of an Event of Default under the Receivables Financing Agreement, the Administrative Agent, and not the Buyer, shall have the sole right to exercise all such rights and related remedies.

SECTION 10.12 No Proceeding. Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Buyer any Insolvency Proceeding for at least one year and one day following the Final Payout Date. Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Buyer shall not, and shall not be obligated to, pay any amount to such Originator in respect of any Intercompany Loan, any Intercompany Loan Agreement or otherwise pursuant to this Agreement unless the Buyer has received funds which may, subject to Section 4.01 of the Receivables Financing Agreement, be used to make such payment. Any amount which the Buyer does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against, or corporate obligation of, the Buyer by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this Section 10.12 shall survive any termination of this Agreement.

SECTION 10.13 Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 10.14 Limited Recourse. Except as explicitly set forth herein, the obligations of the Buyer under this Agreement or any other Transaction Documents to which it is a party are solely the obligations of the Buyer. No recourse under any Transaction Document shall be had against, and no liability shall attach to, any officer, employee, director, or beneficiary, whether directly or indirectly, of the Buyer. The agreements in this Section 10.14 shall survive any termination of this Agreement.

SECTION 10.15 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ENLINK MIDSTREAM FUNDING, LLC,
as Buyer

By:	/s/ Pablo G. Mercado
Pablo G. Mercado
Executive Vice President and
Chief Financial Officer

ENLINK MIDSTREAM operating, Lp,
as Servicer

By:	EnLink Midstream Operating GP, LLC, its general partner

By:	/s/ Pablo G. Mercado
Pablo G. Mercado
Executive Vice President and
Chief Financial Officer

ENLINK MIDSTREAM operating, Lp,
as an Originator

By:	EnLink Midstream Operating GP, LLC, its general partner

By:	/s/ Pablo G. Mercado
Pablo G. Mercado
Executive Vice President and
Chief Financial Officer

Sale and Contribution Agreement

ACACIA NATURAL GAS, L.L.C.,
CORONADO MIDSTREAM LLC,
ENLINK APPALACHIA, LLC,
ENLINK APPALACHIAN COMPRESSION, LLC,
ENLINK CALCASIEU, LLC,
ENLINK CRUDE MARKETING, LLC,
ENLINK LIG LIQUIDS, LLC,
ENLINK LIG, LLC,
ENLINK MIDSTREAM SERVICES, LLC,
ENLINK OKLAHOMA CRUDE GATHERING, LLC,
ENLINK PELICAN, LLC,
ENLINK PERMIAN II, LLC,
ENLINK PROCESSING SERVICES, LLC,
ENLINK TEXAS NGL PIPELINE, LLC,
OHIO RIVER VALLEY PIPELINE, LLC,
SABINE HUB SERVICES LLC,
SABINE PIPE LINE LLC,
SWG PIPELINE, L.L.C.,
TOM-STACK, LLC,
each as an Originator

By:	/s/ Pablo G. Mercado
Pablo G. Mercado
Executive Vice President and
Chief Financial Officer

BRIDGELINE HOLDINGS, L.P.,
ENLINK GAS MARKETING, LP,
ENLINK NGL MARKETING, LP,
ENLINK NORTH TEXAS GATHERING LP,
ENLINK TEXAS PROCESSING, LP,
each as an Originator

By:	EnLink Energy GP, LLC, its general partner

By:	/s/ Pablo G. Mercado
Pablo G. Mercado
Executive Vice President and
Chief Financial Officer

Sale and Contribution Agreement

Exhibit B

FORM OF INTERCOMPANY LOAN AGREEMENT

This Intercompany Loan Agreement (this “Loan Agreement”), is dated as of [_____], 20[__], by and between ENLINK MIDSTREAM FUNDING, LLC, a Delaware limited liability company (the “Borrower”), and [________________], a [______________] (the “Intercompany Lender”).

W I T N E S S E T H:

WHEREAS, this Loan Agreement is one of the Intercompany Loan Agreements described in, and is subject to the terms and conditions set forth in, that certain Sale and Contribution Agreement, dated as of October 21, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Sale and Contribution Agreement”), among the Borrower, EnLink Midstream Operating, LP, a Delaware limited partnership, as Servicer, the Intercompany Lender, and the other originators from time to time party thereto;

WHEREAS, pursuant to the Sale and Contribution Agreement, from the date hereof until the Sale and Contribution Termination Date, the Borrower will be purchasing from the Intercompany Lender, Receivables and Related Rights that are generated by the Intercompany Lender;

WHEREAS, the Borrower desires from time to time to borrow funds from the Intercompany Lender (each, an “Intercompany Loan”) according to the terms and conditions set forth herein and in the Sale and Contribution Agreement to pay all or a portion of the Purchase Price owing by the Borrower to the Intercompany Lender in connection with the Receivables and Related Rights purchased by the Borrower from the Intercompany Lender in accordance with the Sale and Contribution Agreement; and

WHEREAS, the Intercompany Lender agrees from time to time to make Intercompany Loans to the Borrower on the terms and conditions set forth herein and in the Sale and Contribution Agreement.

NOW THEREFORE, the parties agree as follows:

1.                  Definitions. Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Sale and Contribution Agreement and in Article I of the Receivables Financing Agreement (as defined in the Sale and Contribution Agreement). In addition, as used herein, the following terms have the following meanings:

“AFR” shall mean the rate published in connection with Treas. Reg. Section 1.482-2(a)(2)(iii) (or any successor thereto or replacement thereto).

“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 10 hereof.

Sale and Contribution Agreement

Exhibit B-1

“Senior Interest Holders” means, collectively, the Lenders, the Administrative Agent, the Borrower Indemnified Parties, the Servicer Indemnified Parties and the Affected Persons.

“Senior Interests” means, collectively, (i) the Aggregate Interest, (ii) the Aggregate Capital, (iii) the fees referred to in Section 2.03 of the Receivables Financing Agreement, (iv) all amounts payable pursuant to Sections 5.01, 5.02, 5.03, 13.01, 13.02 or 14.04 of the Receivables Financing Agreement and (v) all other obligations of the Borrower and the Servicer that are due and payable, to (a) the Lenders, the Administrative Agent and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Borrower Indemnified Party, Servicer Indemnified Party or Affected Person arising in connection with the Receivables Financing Agreement or any other Transaction Document, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all interest accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Borrower or anyone else, to collect such interest.

“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 10 hereof.

2.                  Intercompany Loan Facility.

(a)               Commitment. Subject to the terms and conditions of this Loan Agreement and the Sale and Contribution Agreement, the Intercompany Lender hereby agrees to make Intercompany Loans to the Borrower, on each Payment Date prior to the Sale and Contribution Agreement Termination Date, in the aggregate amount of the unpaid Purchase Price for Receivables and Related Rights that were generated by the Intercompany Lender and owing by the Borrower to the Intercompany Lender on such date.

(b)               Making Loans. An Intercompany Loan shall be deemed to have been made on the Closing Date and each Payment Date in the aggregate amount of the unpaid Purchase Price owing by the Borrower to the Intercompany Lender on such date and determined pursuant to Section 3.1(b) or 3.2(c), as applicable, of the Sale and Contribution Agreement, in each case, without any further action or notice on the part of the Borrower, the Intercompany Lender or any other Person. Additionally, no Intercompany Loan may be made by the Intercompany Lender to the Borrower for any other purpose.

3.                  Records. The Intercompany Lender is authorized and directed by the Borrower to enter in its books and records (or in the books and records of the Servicer), the date and amount of each Intercompany Loan made by the Intercompany Lender and the amount of each payment of principal made by the Borrower on such Intercompany Loan. Absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of the Intercompany Lender or the Servicer to make any such entry nor any error therein shall expand, limit or affect the obligations of the Borrower hereunder.

Sale and Contribution Agreement

Exhibit B-2

4.                  Interest. The Borrower agrees to pay interest on the outstanding principal amount of each Intercompany Loan from the date on which such Intercompany Loan has been made to the date on which such amount is repaid in full at a rate per annum equal to AFR. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year, as the case may be.

5.                  Interest Payment Dates. Subject to the Subordination Provisions set forth below, the Borrower shall pay accrued interest on the outstanding principal amount of each Intercompany Loan on each Monthly Settlement Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Monthly Settlement Date at the time of such principal payment.

6.                  Principal Payment Dates. Subject to the Subordination Provisions set forth below, payments of the principal amount of the Intercompany Loans shall be made as follows:

(a)               The principal amount of the Intercompany Loans shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.3 of the Sale and Contribution Agreement.

(b)               The entire outstanding principal amount of all Intercompany Loans shall be due on the Final Payout Date.

(c)               The principal amount of and accrued interest on the Intercompany Loans may be prepaid by, and in the sole discretion of, the Borrower on any Business Day without premium or penalty.

7.                  Payment Mechanics. All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article III of the Sale and Contribution Agreement.

8.                  Register. The Borrower shall (or shall cause the Servicer, on its behalf, to) maintain a register, in which register shall be recorded the amount of each Intercompany Loan made hereunder and the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Holder. The entries in the register shall be conclusive and in the event of any conflict between the accounts and records maintained by the Intercompany Lender and its registered assigns hereunder and such register, the register shall control in the absence of manifest error.

9.                  Enforcement Expenses. In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by Applicable Law, the Borrower agrees to pay all expenses, including Attorney Costs, incurred by the Intercompany Lender in seeking to collect any amounts payable hereunder which are not paid when due.

10.              Subordination Provisions. The Borrower covenants and agrees, and the Intercompany Lender and any other assignee, transferee or pledgee of this Loan Agreement or any Intercompany Loans (collectively, the Intercompany Lender and any such other assignee, transferee or pledgee are called the “Holder”), by its acceptance of any sale, assignment, transfer or pledge of this Loan Agreement or any Intercompany Loans, likewise covenants and agrees on behalf of itself and any Holder, that the payment of the principal amount of and interest on the Intercompany Loans and any other payments owing under this Loan Agreement are hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this paragraph 10:

Sale and Contribution Agreement

Exhibit B-3

(a)               No payment or other distribution of the Borrower’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Loan Agreement or any Intercompany Loan except to the extent such payment or other distribution is either (i) permitted under Section 8.01(r) of the Receivables Financing Agreement or (ii) made on or after the Final Payout Date;

(b)               In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Borrower, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Borrower or any sale of all or substantially all of the assets of the Borrower other than as permitted by the Sale and Contribution Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interests shall first be paid and performed in full and in cash before the Holder shall be entitled to receive and to retain any payment or distribution in respect of this Loan Agreement or any Intercompany Loan. In order to implement the foregoing, in the event of any Bankruptcy Proceedings relating to the Borrower: (i) all payments and distributions of any kind or character in respect of this Loan Agreement or any Intercompany Loan to which the Holder would be entitled except for this clause (b) shall be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders); (ii) the Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount owed under this Loan Agreement (and if the Holder does not promptly do so, the Administrative Agent may), and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid in full and in cash; and (iii) the Holder hereby irrevocably agrees that the Administrative Agent (acting on behalf of the Secured Parties), may in the name of the Holder or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file and prove in any such Bankruptcy Proceedings with respect to any and all claims of the Holder relating to this Loan Agreement or any Intercompany Loan, in each case until the Senior Interests shall have been paid in full and in cash;

Sale and Contribution Agreement

Exhibit B-4

(c)               In the event that the Holder receives any payment or other distribution of any kind or character from the Borrower or from any other source whatsoever, in respect of this Loan Agreement or any Intercompany Loan, other than as expressly permitted by the terms of this Loan Agreement, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by the Holder to the Administrative Agent (for the benefit of the Senior Interest Holders) forthwith (in each case no later than two (2) Business Days after receipt thereof). The Holder will mark its books and records so as clearly to indicate that this Loan Agreement and the Intercompany Loans are subordinated in accordance with the terms hereof. All payments and distributions received by the Administrative Agent in respect of this Loan Agreement or any Intercompany Loan, to the extent received in or converted into cash, may be applied by the Administrative Agent (for the benefit of the Senior Interest Holders) first to the payment of any and all reasonable expenses (including Attorney Costs) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Loan Agreement and the Intercompany Loans, and any balance thereof shall, solely as between the Borrower and the Senior Interest Holders, be applied by the Administrative Agent (in the order of application set forth in Section 4.01(a) of the Receivables Financing Agreement) toward the payment of the Senior Interests or as otherwise required under Section 4.01(a) of the Receivables Financing Agreement; but as between the Borrower and the Intercompany Lender, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Intercompany Loans;

(d)               Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Loan Agreement or any Intercompany Loan, while any Bankruptcy Proceedings are pending the Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid in full and in cash. If no Bankruptcy Proceedings are pending, the Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this Loan Agreement or any Intercompany Loan) to the extent that any payment arising out of the exercise of such rights would be permitted under Section 8.01(r) of the Receivables Financing Agreement;

(e)               These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Loan Agreement is intended to or shall impair, as between the Borrower, its creditors (other than the Senior Interest Holders) and the Holder, the Borrower’s obligation, which is unconditional and absolute, to pay the Holder the principal of and interest on the Intercompany Loans as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of the Holder and creditors of the Borrower (other than the Senior Interest Holders);

(f)                The Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Borrower, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Loan Agreement or any rights in respect hereof or (ii) convert this Loan Agreement or any Intercompany Loan into an equity interest in the Borrower, unless the Holder shall, in either case, have received the prior written consent of the Administrative Agent;

Sale and Contribution Agreement

Exhibit B-5

(g)               The Holder shall not, without the advance written consent of the Administrative Agent and each Lender, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Borrower until at least one year and one day shall have passed since the Final Payout Date;

(h)               If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i)                 Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;

(j)                 The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

(k)               Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

(l)                 These Subordination Provisions constitute a continuing offer from the Holder to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.

Sale and Contribution Agreement

Exhibit B-6

11.              General. No failure or delay on the part of the Intercompany Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, restatement, modification or waiver of, or consent with respect to, any provision of this Loan Agreement shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Borrower, the Holder and the Administrative Agent and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

12.              Maximum Interest. Notwithstanding anything in this Loan Agreement to the contrary, the Borrower shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the outstanding principal amount of the Intercompany Loans at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest which would otherwise be payable under this Loan Agreement would exceed the Highest Lawful Rate, or if the Holder shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Borrower under this Loan Agreement to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Borrower under this Loan Agreement shall be reduced to the amount allowed by Applicable Law, and (ii) any unearned interest paid by the Borrower or any interest paid by the Borrower in excess of the Highest Lawful Rate shall be refunded to the Borrower. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Holder under this Loan Agreement that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Intercompany Lender (such Highest Lawful Rate being herein called the “Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Holder (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Holder in connection herewith. If at any time and from time to time (i) the amount of interest payable to the Holder on any date shall be computed at the Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Holder would be less than the amount of interest payable to the Holder computed at the Maximum Permissible Rate, then the amount of interest payable to the Holder in respect of such subsequent interest computation period shall continue to be computed at the Maximum Permissible Rate until the total amount of interest payable to the Holder shall equal the total amount of interest which would have been payable to the Holder if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

13. Assignability. The Intercompany Lender may not sell, transfer, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, this Loan Agreement or any Intercompany Loan, unless (i) the Administrative Agent and the holder of such Adverse Claim have entered into an intercreditor, standstill or similar agreement in form and substance acceptable to the Administrative Agent in its sole discretion, (ii) such assignment is from the Intercompany Lender to the surviving Originator in connection with a merger or consolidation between the Intercompany Lender and such Originator or (iii) the Administrative Agent shall have otherwise given its prior written consent thereto in its sole discretion.

Sale and Contribution Agreement

Exhibit B-7

14.              GOVERNING LAW. THIS LOAN AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

15.              SUBMISSION TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.

16.              WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS LOAN AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

17.              Execution in Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

18.              Captions. Paragraph captions used in this Loan Agreement are for convenience only and shall not affect the meaning or interpretation of any provision of this Loan Agreement.

[Signature Pages Follow]

Sale and Contribution Agreement

Exhibit B-8

IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ENLINK MIDSTREAM FUNDING, LLC,
as Borrower

By:
Name:
Title:

[______________________],
as Lender
By:
Name:
Title:

Sale and Contribution Agreement

Exhibit B-9